SCHEDULE 14C INFORMATION
                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[X]    Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]    Definitive Information Statement


                               LINC Capital, Inc.
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]       No fee required.

[X]       Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

     (1)  Title of each class of securities to which transaction applies:
________________________________________________________________________________

     (2)  Aggregate number of securities to which transaction applies:
________________________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     Filing Fee: $14,780.00. Fee determined pursuant to Rule 0-11(c)(2) based upon bona fide estimate of aggregate proceeds of $73,900,000 upon the sale of substantially all assets.
________________________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction: $73,900,000.00
________________________________________________________________________________

     (5)  Total fee paid: $14,780.00
________________________________________________________________________________


[ ]       Fee paid previously with preliminary materials.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
________________________________________________________________________________

         (2)      Form, Schedule or Registration Statement No.:
________________________________________________________________________________

         (3)      Filing Party:  LINC Capital, Inc.
________________________________________________________________________________

         (4)      Date Filed:  October 23, 2000

Preliminary Filing- Not for Distribution


                               LINC CAPITAL, INC.
                              303 East Wacker Drive
                                   Ninth Floor
                             Chicago, Illinois 60601
                                 (312) 946-1000

                              INFORMATION STATEMENT

                               Summary Term Sheet

          LINC Capital, Inc. is engaging in the sale of its assets in order to repay its debts. Under Delaware law, this action may constitute the sales of all or substantially all of LINC's assets. Because of this, the
     Securities and Exchange Commission requires that LINC provide all stockholders with information about the sales in this information statement.

          The following are some of the questions that you, as a stockholder of LINC, may have and our answers to those questions. Additional important information is contained in the remainder of this information statement. We urge you to read carefully the entire information statement.

                        What is the purpose of the sales?

          Because LINC's financial situation has deteriorated, we have experienced difficulties in meeting our financial obligations. Since March 2000, we have been in default of covenants under our loan and securitization agreements. Substantially all of the assets owned by LINC, and not held by securitizations entities, are pledged to lenders under its revolving credit agreement to secure borrowings under that agreement. We have negotiated a forbearance agreement with these lenders under which they have agreed not to accelerate our indebtedness and foreclose on our assets so long as we meet certain conditions. However, under the original terms of the revolving credit agreement we are obligated to repay the remaining $73.9 million balance under our revolving credit agreement by December 31, 2000. The sales of assets being undertaken by LINC are intended to permit us to raise funds to fulfill the terms of the agreement and pay down our revolving credit debt on schedule. However, there is no assurance that the proceeds of these sales will be sufficient to fully repay the balance of our secured debt and to provide for payment of amounts that are owed to unsecured creditors. See the "Background Information" section of this information statement.

                      Which of LINC's assets will be sold?


          The board of directors has determined to either sell or realize the proceeds from our assets in lieu of sale, such as collecting lease payments on leases which cannot be sold for what the board considers a fair and reasonable price, so as to meet our financial obligations. The available assets include the assets of our rental and distribution business, equity securities held by our select growth leasing division, lease portfolios owned by LINC and the related equipment residual values, as well as LINC's ownership interests in lease securitization entities. See the "Sales Process" section of this information statement.

                        What are the terms of the sales?

          LINC has entered into a non-binding letter of intent to sell substantially all of the assets of its analytical instrument rental and distribution business. Since completion of this sale is subject to a number of contingencies, including the completion of due diligence and obtaining financing, it is not certain that it will be completed. However, if it is completed, the sale proceeds available to repay debt are expected to range from $20 to $22 million. We are also in the process of negotiating the terms of a number of potential sales of our lease portfolios and other assets. The specific terms of those sales will be determined as the negotiations proceed. The asset sales in process may conceivably result in proceeds which, when taken together with the proceeds from selling or realizing other assets, may or may not be sufficient to pay our revolving credit indebtedness. See the "Sales Process" section in this information statement.

                Has the board of directors approved of the sales?

          The board of directors and the holders of voting rights for the majority of LINC's common stock have approved the proposed sales of assets to pay down debt. See the "Approval of Board of Directors" section of this information statement.

        Will the stockholders receive any of the proceeds from the sales?

          LINC is not currently able to predict if there will be funds remaining from the proceeds of the sales after the payment of revolving credit indebtedness or other debts. Therefore, LINC's board of directors has not yet determined whether, if there are any assets remaining after the sales of assets contemplated to be undertaken through December 31, 2000, the company should be restructured, reorganized, dissolved or liquidated. If it is determined to dissolve and liquidate, any distributions to stockholders would be made first to the holders of preferred stock to the extent of their liquidation preference.


                                    * * * * *


         This information statement is being furnished to holders of shares of common stock, par value $.001 per share, of LINC Capital, Inc., a Delaware corporation, in connection with the written consent of the holders of the voting rights for a majority of LINC's outstanding common stock to the sale of its assets.

          This information statement is first being mailed to stockholders on or about _________, 2000. This information statement is furnished for information purposes only. LINC IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Stockholder Consent

          Section 271 of the Delaware General Corporation Law permits a Delaware corporation to sell all or substantially all of its assets if the sale is approved in writing by the holders of a majority of the shares of outstanding common stock. Martin E. Zimmerman, the entities controlled by him and members of senior executive management have the right to vote a majority of the outstanding common stock of LINC and have consented in writing to the proposed sales. This written consent satisfies the Delaware law stockholder approval requirements.

Description of Business

          LINC is a finance company that previously, until its financial difficulties, provided leasing and asset-based financing and still provides equipment rental and distribution services to businesses. LINC's principal activities have included:

          - the direct origination of leases and accounts receivable and other asset-backed financing to emerging growth companies primarily serving the telecommunications, high-tech manufacturing, Internet-related and information technology industries, also known as the select growth finance business;

          - the financing of leases generated by other, generally smaller, equipment lessors, also known as the portfolio finance business;

          - the rental, leasing and distribution of analytical instruments and related equipment to companies serving the environmental, pharmaceutical and biotechnology industries and the leasing and distribution of equipment to Internet-related businesses, also known as the rental and distribution business; and

          -  the   establishment  of  leasing  programs  for  manufacturers  and distributors, also known as the vendor finance business.


     and substantially all of its vendor finance business units. LINC continues the operations of its analytical instrument rental and distribution business, which represents the largest portion of the business activity. LINC has continued operations on a substantially reduced basis at its LINC Monex vendor business in Houston, Texas. As a consequence of the cessation of substantially all of its leasing activities, LINC has reduced overall employment to 74 persons as of October 15, 2000 from 221 persons at December 31, 1999. Of those 74 persons, 38 are employed in the analytical instrument rental and distribution business.

Background

     For the fiscal year ended December 31, 1999, LINC reported a net loss of $21.53 million, including provisions for impairment of assets of $14.2 million. For the fiscal quarter ended June 30, 2000, LINC reported a net loss of $13.29 million, or $2.55 per share, including provisions for impairment of assets and credit losses totaling $11.58 million, or $2.20 per share. For the six months ended June 30, 2000, LINC reported a net loss of $14.72 million, or $2.83 per share. On August 6, 2000, LINC's common stock, which traded under the symbol "LNCC," was de-listed from the Nasdaq National Market due to failure to comply with Nasdaq's minimum market capitalization requirements and certain other conditions. LINC's common stock currently trades in the over-the-counter market. On [________ __, 2000], the last trading day preceding the delivery of this information statement, the high and low sale prices per share of common stock were [$ . ] and [$ . ], respectively.

     In the second quarter of 1999, the board of directors began consulting with LINC's management as well as its financial and legal advisors to consider a variety of options to raise the funds necessary to support LINC's increased new business operations and to meet LINC's growing capital needs. In April 1999, LINC commenced efforts to raise additional capital from private sources. In May 1999, LINC obtained an acceptable proposal for additional capital and extensive due diligence was commenced by the potential investor in May 1999. In late July 1999, the potential private investor withdrew its proposal. In early August 1999, as a result of the withdrawal of that potential investor and because of LINC's inability to access the needed additional capital on acceptable terms, the board retained the services of US Bancorp Piper Jaffray to investigate opportunities to optimize shareholder value. With Piper Jaffray's assistance, the board concluded that the best available option to protect shareholder value was to attempt to sell LINC, in its entirety, to a suitable buyer.

     The board's determination to attempt to sell LINC to a larger, better financed company was based on various factors including LINC's inability to secure additional capital on acceptable terms in the second and third quarters of 1999 which led LINC to substantially reduce its leasing business during the last quarter of 1999 and in early 2000.

     From September 1999 to February 2000, Piper Jaffray sought proposals from over twenty companies. During this period, indications of interest were received from five companies. These indications were narrowed down to two proposals that would have led to the sale of LINC in its entirety or a merger with a larger, better capitalized specialty finance company. Each of these proposals were acceptable to the board of directors and the holders of voting rights over a majority of our common stock. From December 1999 through late February 2000, each of the potential acquirers performed due diligence on our operations.

     In the fourth quarter of 1999, LINC terminated origination of leases in its portfolio finance business. In December 1999, LINC determined that it would terminate new lease originations in its select growth leasing business and substantially reduce new lease origination goals in its vendor finance business. At that time, we determined to continue the operations of our profitable rental and distribution business. We were further faced with the scheduled expiration of our revolving credit facility in January 2000 as well as an industry-wide reduction in liquidity to companies in the specialty finance sector in which LINC competed. In January 2000, in order to supplement our capital base while the efforts to sell LINC were continuing and as a condition of renewal of LINC's revolving credit agreement, LINC issued $5,250,000 in Series A Redeemable Preferred Stock, 42.6% of which was purchased by LINC management.

     In February 2000 one of the potential purchasers of LINC withdrew its proposal. Extensive negotiations continued with the second potential acquirer until mid-March 2000 at which time it became apparent that completion of the acquisition would involve material regulatory difficulties, an extended period of time and an extremely uncertain likelihood of completing the sale. As a consequence, negotiations were terminated by mutual agreement. The board concluded that a sale of LINC in its entirety could not be accomplished on acceptable terms within an acceptable time frame because of the lack of success in such sales effort to that point and in view of the impact industry-wide illiquidity was having on other companies which might otherwise have had an interest in acquiring LINC.

     Toward the end of the first quarter of 2000, we found significant unanticipated credit losses and delinquencies in two of our small vendor finance businesses acquired in 1998 and 1999 which put further stress on LINC's capital structure. As a result of those events and LINC's deteriorating financial condition, on March 25, 2000, LINC notified its revolving credit lenders and securitization liquidity providers that it would be in default of certain covenants under its revolving credit agreement and securitization facilities. As a result of these defaults, LINC was no longer permitted by its lenders to fund new leases and LINC's ability to continue operations of its profitable rental and distribution businesses was limited.

     From March 2000 through the date of this filing, the lenders under LINC's revolving credit agreement have refrained from accelerating our debt obligations, foreclosing on assets in which they have security interests, and exercising other remedies. In addition, the liquidity providers to LINC's commercial paper conduit securitization facility have refrained from exercising their rights to increase the interest rate under that facility and to require that the securitized lease portfolio be sold. However, amortization of amounts outstanding on our commercial paper conduit securitization facility and on the term securitization facility has been accelerated resulting in an interruption in the cash flow available to LINC from these facilities. In addition, in connection with the agreements reached with our revolving credit lenders and the providers of our securitization facilities, we have been required to outsource the servicing of substantially all of our owned and securitized lease portfolios. This outsourcing has resulted in elimination of the servicing fees we received from the securitization entities. However, we believe that we have reduced our expenses at least proportionately.

     The board of directors, in dealing with the financial deterioration of LINC, has closely monitored the developments and difficulties LINC faced by meeting six times as a full board and three times through its special committee of the board in 1999 and twenty times as a full board and three times through its special committee of the board in 2000 to date. Further, in March 2000, the board accepted the resignation of LINC's chairman and chief executive officer and created an office of the chairman to deal with the challenges presented by LINC's unanticipated decline in financial condition.

     When LINC defaulted on its revolving credit loan and securitization agreements in March 2000, we chose to seek alternative means of refinancing or repaying indebtedness in order to avoid a lengthy and costly bankruptcy process. Additionally, in choosing to reach an out of court settlement with our primary secured creditors under a forbearance agreement rather than seek bankruptcy protection, LINC has been able to reduce overhead costs more quickly and reduce the costs of professional and other fees, which would have grown substantially in a bankruptcy proceeding. The board concluded that an out of court restructuring under the recently concluded forbearance agreement provides LINC with an opportunity to seek to obtain the highest values for its assets without the administrative costs of a bankruptcy proceeding.

     In April 2000, LINC made its initial proposal to its secured creditors that would result in an out of court restructuring through termination of all leasing activities, outsourcing of servicing of its lease portfolio to reduce overhead, sale or refinancing of its owned and non-securitized lease portfolio and a sale or refinancing of its analytical instrument rental and distribution business. In order to maintain value in its profitable analytical instrument rental and distribution business, LINC proposed that its secured creditors permit the continuation of this business in the ordinary course. LINC's lenders have refrained from accelerating their indebtedness and foreclosing on their collateral while LINC has implemented this proposal.

     In April 2000, LINC engaged Piper Jaffray to assist in selling or refinancing its lease portfolios and its analytical instrument rental and distribution business and also engaged KPMG to assist it in its negotiations with lenders.

     In March and April 2000, as a result of the defaults under its revolving credit agreement and commercial paper securitization facility, LINC terminated all new portfolio finance and vendor finance leasing activities. In May 2000, LINC sold a large proportion of its remaining select growth lease portfolio at a modest profit to a large specialty finance company and terminated all select growth operations. In connection with this sale, LINC has retained a portion of its select growth portfolio which LINC is continuing to collect and LINC retained a portfolio of equity securities in its select growth lessees that it believes has substantial value. This sale avoided certain employee costs for those employees who resigned from LINC to join the purchaser of the select growth portfolio.

     In September 2000, LINC completed the outsourcing of servicing of its lease portfolio and entered into a definitive forbearance agreement with its lenders. Since April 1, 2000, LINC has reduced indebtedness under the revolving credit agreement and the balance of its commercial paper conduit securitizations facility to $73.9 million and $122 million, respectively, at September 30, 2000 and from $101 million and $178 million, respectively, at March 31, 2000 through sales and the scheduled amortization of portions of its lease portfolios. LINC has reduced its corporate and leasing head count to 36 persons at October 15, 2000 from 182 persons at December 31, 1999. Head count in its analytical instrument rental and distribution business has remained essentially unchanged from December 1999 levels at 38 people.

     Under the forbearance agreement between LINC and its lenders under the revolving credit agreement, LINC must repay the outstanding balance by December 31, 2000 in accordance with the original terms of the revolving credit agreement. The forbearance agreement requires that the balance outstanding under the credit agreement be reduced to $70 million by October 31, 2000, $63 million by November 30, 2000 and to be repaid in full by December 31, 2000. The agreement provides for the payment of up to $1 million in fees to the lenders under certain circumstances and for an increase in the interest rate under the agreement to 3.00% over LIBOR from its former interest rate of 1.75% over LIBOR.

     The forbearance agreement contains provisions that permit the lenders to immediately accelerate their indebtedness and exercise their remedies under the revolving credit agreement, in the event of certain events of default, including such events as:

        - failure to pay the loans down as scheduled;

        - the exercise by other creditors of LINC who are owed over $500,000 of their remedies or their obtaining a judgment against LINC;

        - the failure of LINC to meet 120% of its operating expense budgets; and

        - the loans outstanding under the revolving credit agreement exceeding the borrowing base formula by $12 million at any time.


     It is possible that LINC may not be able to meet all of the criteria or maintain compliance with all the conditions established by the forbearance agreement on a timely basis or at all. In this case, LINC may be required to file for protection under the Bankruptcy Code. In addition, because LINC has a number of unsecured creditors whose debts are past due, it is possible that certain of these creditors could claim that the contemplated sales of assets will violate their contractual rights or exercise other legal remedies. Any such action would result in further deterioration of LINC's financial condition and reduce the possibility that LINC would have any value in excess of its indebtedness.

Approval of Board of Directors

     The board of directors has concluded that LINC cannot continue its existing businesses as such businesses are currently operated and that orderly, out of court sales of its businesses and assets rather than the commencement of bankruptcy proceedings or other alternatives is in the best interests of LINC's creditors and stockholders. As a consequence, the board of directors has approved sales of assets or, if some of the leases and related residual values cannot be sold for what we consider reasonable prices, the collection of receivables under those leases. LINC's assets consist primarily of its non-securitized lease portfolio, its analytical instrument rental and distribution business, its equity interest in its equipment lease securitization entities and equity interests in select growth lessees. The holders of the right to vote a majority of our common stock have approved of these proposed sales of assets, subject to the sale or realization proceeds being enough, in the board's view, to at least pay off our revolving credit debt.

     LINC intends to use the net proceeds realized from these sales of assets to first repay indebtedness secured by the related assets sold or liquidated and then to pay claims of unsecured creditors and holders of subordinated debt. LINC is not certain that the proceeds of sale or liquidation of assets, after operating expenses, will be sufficient in amount to accomplish these objectives. LINC's board of directors has not yet determined whether, if there are any assets remaining, the company should be restructured, reorganized, dissolved or liquidated. If it is determined to dissolve and liquidate, any distributions to stockholders would be made first to the holders of preferred stock to the extent of their liquidation preference.

Sales Process

     LINC has retained the services of Piper Jaffray to assist in locating suitable buyers for LINC's assets. LINC has offered its analytical instrument rental and distribution business to nine potential buyers and, on October 12, 2000, it executed a letter of intent to sell this business to a newly formed entity controlled by a private equity fund. The letter of intent contains numerous contingencies and there is no assurance that this sale will be completed. The purchaser is in the process of its due diligence investigation and arranging for financing. If this sale is completed, LINC estimates that net proceeds of $ 20 million to $ 22 million will be received and used to repay revolving credit indebtedness.

     LINC has provided information regarding the sale of its remaining lease portfolios to seven potential buyers. Management of LINC and its financial advisors believe that as a result of current market conditions in the leasing industry, which include a historically high level of failures of leasing companies, reduction of the number of finance companies interested in the purchase of lease portfolios and a low level of liquidity in the industry, it is unlikely that it will find a single purchaser for the entirety of its remaining lease portfolio at an acceptable price.

     Since April 2000, LINC has realized approximately $39 million from the sale of portions of its owned and securitized lease portfolio to a number of purchasers, including entities from whom LINC purchased portfolios from its portfolio finance activities, the proceeds of which have been used to repay indebtedness under its revolving credit agreement and lower the principal amount of its commercial paper securitizations facility. LINC is currently negotiating with three lessors regarding the purchase of the largest portion of the remainder of the lease portfolio that secures the balance of its revolving credit agreement, which at June 30, 2000 had a net investment of $70 million. These negotiations remain ongoing and no agreements have yet been reached and there is no assurance that any such agreements will be completed by December 31, 2000.

     LINC does not currently expect to immediately sell its equity interests in its securitization entities. Those equity interests are difficult to sell until the level of debt in those securitization entities has been substantially reduced and the residual value of the remaining assets can be determined with greater certainty. Therefore, LINC expects to realize these interests as the related remaining lease portfolios are amortized or to sell the remaining investment when market conditions for such purchases improve.

     LINC currently holds equity securities in 50 select growth lessees, nine of which are publicly traded. The market value of the equity securities in publicly traded lessees at October 19, 2000 was $19.9 million, the substantial majority of which is attributable to the value of LINC's holdings in Corvis Corporation. The market values of these equity securities fluctuate daily within their markets. LINC intends to sell the holdings it has in Corvis Corporation and other publicly held companies in its portfolio promptly following the lifting of restrictions on their sale. Such restrictions on the sale of Corvis Corporation securities will be removed on January 31, 2000. LINC currently expects to hold the remaining securities it has in private companies until the companies are sold or become publicly held.

Use of Sales Proceeds

     The proceeds of the proposed sales will be used in the following order of priorities:

     (a) pay operating expenses associated with the sale and liquidation of the assets, including but not limited to interest expense, compensation of employees and executives, including bonus and severance arrangements, investment banking fees, fees of our professionals and of our secured lenders' professionals and the forbearance fee of up to $1 million to its revolving credit lenders;

     (b) pay down indebtedness under our revolving credit agreement; and

     (c) pay delinquent amounts owing to unsecured trade and other creditors.


     We cannot assure that the proceeds of sales of assets will be sufficient to pay all these amounts in full.

Certain Tax Consequences

     The proposed sales will be taxable transactions to LINC for income tax purposes. As a result of provisions relating to recapture of depreciation on leased equipment and other provisions of the Internal Revenue Code, these sales may result in taxable gains. However, as a result of net operating loss carry-forwards existing at December 31, 1999, as well as substantial losses for tax purposes generated during the year 2000, we do not anticipate that LINC will incur a material federal income tax liability as a result of these sales. After giving full effect to the proposed sales of assets, LINC will likely retain substantial net operating loss carry-forwards.

Regulatory Matters

     Should a purchaser of LINC's assets have over $100 million in sales or assets and be purchasing assets from LINC in excess of $15 million, such sale may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and the specified thirty-day waiting period requirements have been satisfied under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the Federal Trade Commission. The waiting period may be shortened by the government agency. LINC has been advised that the sale of its analytical instrument rental and distribution business will require such notification.

Interests of Certain Persons in the Proposed Sales of Assets

     Some purchasers of LINC's assets may request that some of LINC's officers and/or directors become employees of or consultants to the purchasers. LINC understands that as a condition of the sale of LINC's analytical instrument rental and distribution business, the purchaser has offered employment and equity ownership to Robert Laing, President of LINC, and Gerard Farren, Executive Vice-President of LINC's analytical instrument rental and distribution business.

No Appraisal Rights

     Pursuant to Delaware law, holders of shares of common stock will not be entitled to rights of appraisal in connection with the proposed sales of assets.

Accounting Treatment

     The proposed sales of assets will be accounted for under the purchase method of accounting.

Selected Consolidated Financial Data

     The following table sets forth selected consolidated statement of operations and financial position data for the periods indicated. The financial data for each of the four years in the period ended December 31, 1998 are derived from our audited consolidated financial statements. The financial data for the year ended December 31, 1999 are derived from our consolidated financial statements on which we received an audit report, but which report did not express an opinion. The financial data for the six months ended June 30, 2000 and 1999 are derived from our unaudited condensed consolidated financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary for a fair presentation of our financial position and results of operations as of such dates and for such periods. The results of the six months ended June 30, 2000 are not necessarily indicative of full year results. The following amounts should be read in conjunction with the consolidated financial statements and notes thereto contained in our other filings with the Securities and Exchange Commission available as described under "Where You May Find Additional Information" in this information statement.


                                           Six Months Ended June 30,              Years Ended December 31,

                                              2000      1999           1999       1998       1997      1996       1995

                                                                 (In thousands, except per share data)
Statement of Operations Data:

Revenues:

             Sales of equipment             $ 20,623  $ 16,009      $ 34,941   $ 32,929  $ 23,131    $22,595  $ 13,852

             Direct finance lease income      19,658    12,933        33,438     12,300     5,981      3,055     1,467

             Interest income                   1,789     1,638         3,573      2,194       877        283        47

             Rental and operating lease        4,258     5,377        10,942      9,412     7,492      7,034     9,043
             revenue

             Servicing fees and other          1,690     3,948         6,603      3,792     2,026      2,376     3,168
             income

             Gain (loss) on sale of lease        (9)       355         1,284      6,839       880          -         -
             receivables

             Gain on equipment residual          441       563         1,321      1,752       860        450        44
             values

             Gain on equity participation        328     1,238         1,603      3,824       430        263         -
             rights

                  Total revenues              48,778    42,061        93,705     73,042    41,677     36,056    27,621

Expenses:

             Cost of equipment sold           16,575    13,067        28,526     26,789    18,549     18,242    11,477
             Selling, general and             13,609    11,561        23,790     17,824     8,973      8,008     7,524
             administrative (net)

             Interest                         16,662     9,030        24,686      8,956     4,298      2,545     1,750

             Depreciation of equipment         3,011     3,553         7,273      6,073     4,226      3,647     4,054

             Amortization on intangibles         865       510         1,428        502       280        226       212

             Provision for credit losses       8,266     2,888        15,966      5,280     1,253        749     1,060

             Impairment loss on assets         4,509         -        14,177          -         -          -

             Restructuring charges                 -         -           700          -         -          -         -

                  Total expenses              63,497    40,609       116,546     65,424    37,579     33,417    26,077

Earnings (loss) from continuing
operations before provision for             (14,719)     1,452      (22,841)      7,618     4,098      2,639     1,544
income taxes and minority interest

Income tax expense (benefit)                       -       406       (1,307)      3,024     1,627      1,084       747

Net earnings (loss) from continuing
operations before minority interest         (14,719)     1,046      (21,534)      4,594     2,471      1,555       797

Minority interest                                   -         -            -          -      (13)      (120)      (34)

Net earnings (loss) from continuing         $(14,719)   $1,046     $(21,534)    $ 4,594   $ 2,458     $1,435     $ 763
operations

Net earnings (loss) from continuing
operations per common
share:

             Basic                          $ (2.83)    $ 0.20      $ (4.10)     $ 0.89    $ 0.73     $ 0.48    $ 0.25

             Diluted                          (2.83)      0.19        (4.10)       0.86      0.72       0.45      0.25

Shares used in computing net income per
common share:

             Basic                             5,265     5,243         5,254      5,171     3,372      2,991     3,006

             Diluted                           5,265     5,371         5,254      5,347     3,397      3,162     3,103

Dividends declared per common share              $ -       $ -           $ -        $ -       $ -     $ 0.26       $ -



                                        Six Months Ended June 30,                  Years Ended December 31,

                                            2000       1999           1999        1998       1997      1996       1995

                                                                        (In  thousands)

Balance Sheet Data:

Net investment in direct finance leases    $ 372,041  $317,736       $ 436,820  $ 164,970  $ 67,653    $34,778  $ 17,861
and loans

Equipment held for rental and operating       27,407    31,147          26,115     30,659    22,007     15,048    18,500
leases, net

Securitization retained interest                 399    12,697             444     17,026     3,017          -         -

Total assets                                 443,880   405,873         512,888    248,884   108,977     67,200    58,604

Senior credit facility and other senior       87,180   104,201         102,754     96,646    38,117     29,605    31,914
notes payable

Recourse debt                                  2,302     6,191           3,898      8,017     2,955      3,361       882

Nonrecourse debt                             309,871   213,331         347,352     68,616    17,951      8,276     4,997

Subordinated debentures                        6,266     5,869           6,059      5,694     5,386      5,127     4,953

Total liabilities                            432,610   362,478         491,637    207,443    72,273     53,258    46,411

Redeemable preferred stock                     5,827         -               -          -         -          -         -

Stockholders' equity                         $ 5,443  $ 43,395        $ 21,215   $ 41,441  $ 36,704    $13,942  $ 12,193




Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership of LINC's common stock and preferred stock as of October 20, 2000:

     (a) by each person known by LINC to own beneficially more than five percent of such outstanding common and preferred stock;

     (b) by each director;

     (c) by the former chief executive officer and the next four most highly compensated executive officers in 1999; and

     (d) by all executive officers and directors of LINC as a group.

     Each of such stockholders has sole voting and investment power as to shares shown unless otherwise noted.



                                           Common                                 Preferred

Name                                 Shares Owned       Percent of Class     Shares Owned        Percent of Class
                                     Beneficially (2)                        Beneficially (2)

Martin E. Zimmerman                  2,919,129          51.4%                60                  26.67%
(1) (4) (5)

Allen P. Palles (3) (4) (5)          352,033            6.2                  8                   3.56%

Robert E. Laing (3) (4) (5)          350,324            6.2                  10                  4.44%

Terrence J. Quinn                    52,507             0 (less than 1%)     0                   0

Gerard M. Farren                     18,200             0                    3                   1.33%

William F. DeMars                    12,500             0                    0                   0

All directors and executives as      4,244,010          74.7%                96                  42.67%
a group (8 persons)


(1) Includes 624,674 shares held by Mr. Zimmerman as trustee under trusts for the benefit of his two children, 23,000 shares held by LFC Capital, an entity controlled by Mr. Zimmerman, and 702,357 shares held by Mr. Laing, Mr. Palles (including 30,000 shares held by The Palles Family Trust, the beneficiaries of which are Mr. Palles' wife and children and under which Mr. Palles has disclaimed a beneficial interest) and 146,986 shares held by a former employee of LINC for which Mr. Zimmerman holds proxies.

(2) Includes shares obtainable upon exercise of stock option which are or become exercisable prior to January 22, 2001 as follows: Mr. Zimmerman, 55,641 shares; Mr. Palles, 55,389 shares; Mr. Laing, 78,496 shares; Mr. Quinn, 13,333 shares; Dr. Farren, 5,000 shares; Mr. DeMars, 12,500 shares; and all directors and executive officers as a group, 178,188 shares. The percentages set forth in the above table give effect to the exercise of these options.

(3) All shares are subject to a proxy held by Mr. Zimmerman, except shares obtainable upon exercise of stock options under the 1997 Stock Initiative Plan which are or become exercisable prior to January 22, 2001 as follows:
     Mr. Palles, 20,532 shares and Mr. Laing, 43,639 shares.

(4)  This person;s address is 303 East Wacker Drive, Chicago, IL 60601.

(5) Includes the following purchases of preferred stock: initially, 87,000 shares for Mr. Zimmerman, 14,500 for Mr. Laing, and 11,600 for Mr. Palles; and then on the last day of each month starting February 29, 2000 and ending September 30,2000, 21,750 shares per month for Mr. Zimmerman, 3,625 per month for Mr. Laing and 2,900 per month for Mr. Palles.

Where You May Find Additional Information

     LINC is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and accordingly files reports, proxy statements and other information with the Securities and Exchange Commission. Attached are copies of LINC's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 and its Annual Report on Form 10-K for the fiscal year ended December 31, 1999. With respect to the fiscal year ended December 31, 1999, the auditors' report concludes that the auditors could not express an opinion because of doubt about LINC's ability to continue as a going concern due to LINC's default on its loan and securitization agreements.

     The reports, proxy statements and other information filed by LINC with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commissions' Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including LINC. The address is http://www.sec.gov. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.